Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 14, 2005 (except for Note 11, as to which the date is October 1, 2005), accompanying the consolidated financial statements included in the Annual Report of Streicher Mobile Fueling, Inc. on Form 10-K for the year ended June 30, 2005.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Streicher Mobile Fueling, Inc. on Forms S-8 (File Nos. 333-84275, 333-79801, 333-61764, 333-113622, and 333-126123) and on Forms S-3 (File Nos. 333-30950, 333-30952, 333-84273, 333-61762, 333-113682, and 333-126116).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida
October 7, 2005